“Exhibit 99.1”

99¢ ONLY STORES® REPORTS TOTAL SALES OF $324.7 MILLION AND SAME-STORE SALES INCREASE OF 2.3% FOR THE SECOND QUARTER OF FISCAL 2010 ENDED SEPTEMBER 26, 2009

COMMERCE, California – October 8, 2009 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $324.7 million in the second quarter of fiscal 2010 ended September 26, 2009. This represents an increase of 2.2% over total sales of $317.8 million for the same quarter last year.  The Company’s overall retail sales in the second quarter of fiscal 2010 were $314.8 million compared to $307.4 million in the same quarter last year. For the Company’s non-Texas operations, retail sales in the second quarter of fiscal 2010 were $287.8 million compared to $276.4 million in the same quarter last year. For the Company’s Texas operations, retail sales in the second quarter of fiscal 2010 were $27.0 million compared to $31.0 million in the same quarter last year. This 12.9% decrease in Texas total sales was due to the closing of approximately one third of the Company’s Texas stores.

The Company's overall same-store sales in the second quarter ended September 26, 2009, increased 2.3%, with the number of same-store sales transactions increasing 3.5% and the average transaction size decreasing 1.2% to $9.45.  For the Company’s non-Texas operations, same-store sales increased 0.9% in this quarter, with the number of same-store sales transactions increasing 2.4% and the average transaction size decreasing 1.5% to $9.49. Same-store sales for the Company’s Texas operations increased 19.8% in this quarter, with the number of same-store sales transactions increasing 15.6% and the average transaction size increasing 4.2% to $9.05.

For the first half of fiscal 2010 ended September 26, 2009, total sales were $656.8 million, up 5.5%, versus $622.7 million in the first half of the prior fiscal year.  The Company’s overall retail sales in the first half of fiscal 2010 were $636.7 million compared to $602.1 million in the first half of the prior fiscal year. For the Company’s non-Texas operations, retail sales in the first half of fiscal 2010 were $582.2 million compared to $541.9 million in the first half of the prior fiscal year. For the Company’s Texas operations, retail sales in the first half of fiscal 2010 were $54.5 million compared to $60.2 million in the first half of the prior fiscal year.

Same-store sales for the first half of fiscal 2010 ended September 26, 2009, increased 4.7% compared to the same period in the prior year.  For the Company’s non-Texas operations, same-store sales increased 3.4% in first half of fiscal 2010.  Same-store sales for the Company’s Texas operations increased 21.7% in the first half of fiscal 2010.

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We continue to maintain strong transaction growth and positive overall same-store sales performance. In the second quarter, we achieved low single digit same-store sales growth which was in line with our expectations, in spite of lower seasonal availability of produce and aggressive competitor price promotions in the food sector. We are pleased with our same-store sales for our Texas stores which increased by a robust 19.8%. ”

“We believe that many middle to upper income consumers are coming into our stores for the first time for their household needs due to the recession. We expect that our broad selection of quality name brands, including over 50% food and beverage items, will help retain many of these new customers as long-term shoppers and build their transaction average over time, helping to strengthen and maintain our same-store sales in the longer term. A growing number of customers are attracted to our extreme value proposition and are turning to our stores for more of their everyday household needs.”

 “We look forward to discussing our second quarter of fiscal 2010 operating results in our second quarter earnings release and the related earnings conference call on November 4, 2009.”

During the second quarter of fiscal 2010, the Company opened one store in California and closed one Texas store. Gross and saleable retail square footage at the end of the second quarter of fiscal 2010 were 5.78 million and 4.55 million, respectively, for 271 stores, a decrease over last year of 4.1% and 4.0%, respectively, for 279 stores, due to the closure of 17 Texas stores. Gross and saleable retail square footage for the Company’s non-Texas stores at the end of the second quarter of fiscal 2010 were 5.02 million and 3.95 million, respectively, an increase over last year of 3.0% and 2.9%, respectively. As of September 26, 2009, the Company’s non-Texas retail operations consisted of 239 stores, up 3.5% compared to 231 stores as of September 27, 2008.  Gross and saleable retail square footage for the Company’s 32 stores in Texas were 0.76 million and 0.60 million, respectively, a decrease over last year of 33.9% and 33.8%, respectively, based on 48 stores as of September 27, 2008. The Company plans to open approximately four additional stores during the balance of fiscal 2010, all in California.

About 99¢ Only Stores®
Founded over 25 years ago, 99¢ Only Stores® currently operates 271 extreme value retail stores consisting of 202 stores in California, 32 in Texas, 25 in Arizona, and 12 in Nevada.  99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods.  The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the business and growth strategies of the Company, new store openings, and  trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.